Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Ralcorp Holdings, Inc. of our report dated March 19, 2008, relating to the financial statements of the Post Cereals business (a component of Kraft Foods Inc.), which appears in the Current Report on Form 8-K of Ralcorp Holdings Inc., dated August 8, 2008. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 5, 2010